Exhibit 3.1

Series Designation

of

Casa Shares Series [Property Address] LLC, a Series of Casa Shares Assets, LLC

In accordance with the Limited Liability Company Agreement of Casa Shares Assets, LLC, a Delaware series limited liability company (the “Company”), dated August 2, 2023 (the “Agreement”) and upon the execution of this Series Designation by the Company and Casa Shares, Inc. in its capacity as Managing Member of the Company and of Casa Shares Series [Property Address] LLC, a series of the Company (“Series [Property Address]”), this Series Designation shall be attached to, and deemed incorporated in its entirety into, the Agreement as the “Casa Shares Series [Property Address] LLC Designation Exhibit.”

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the Effective Date of Establishment set forth below.

Name of Series	Casa Shares Series [Property Address] LLC, a series of Casa Shares Assets, LLC.

Effective Date of Establishment	[*], 20__.

Managing Member	Casa Shares, Inc., was appointed as the Managing Member of Series [Property Address] with effect from the date of the Agreement and shall continue to act as the Managing Member of Series [Property Address] until the dissolution of Series [Property Address] pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X.

Series Property	The series property of Series [Property Address] shall be comprised of [description and address of property], which will be acquired by Series [Property Address] [through [*], a wholly owned subsidiary of Series [*]].

Management Fees	As authorized in Section 6.6 and consisting of:

	●	Sourcing Fee: A one-time fee equal to six percent (6%) of the purchase price of the property acquired by the Series; and

	●	Management Fee: An annual fee equal to one and one-half percent (1.5%) of the assets of the Series under management, to be paid quarterly.

Purpose	As stated in Section 2.4.

Issuance	Subject to Section 6.3(a)(i), the number of Series [Property Address] Interests the Company will initially issue is up to [*] Interests.

Broker (with respect to the Regulation A offering only)	Realto Markets, LLC

Brokerage Fee	1%, in cash, of the purchase price of the Series [Property Address] Interests sold in the offering of the Series [Property Address] Interests (excluding any Series [Property Address] Interests acquired by the Managing Member or its affiliates).

Interest Designation	No Member holding Series [Property Address] Interests shall be entitled to any preemptive, preferential or similar rights connection with the issuance of Series [Property Address] Interests.

Voting

Subject to Section 3.5, the Series [Property Address] Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of Series [Property Address] Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in the Agreement.

The affirmative vote of the holders of not less than a majority of the Series [Property Address] Interests then Outstanding shall be required for:

(a) any amendment to the Agreement (including this Series Designation) that would adversely change the rights of the Series [Property Address] Interests;

(b) mergers, consolidations or conversions of Series [Property Address] or the Company; and

(c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding Series [Property Address] Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of Series [Property Address] Interests shall not be required for any of the other matters specified under Section 12.1.

Splits	There shall be no subdivision of the Series [Property Address] Interests other than in accordance with Section 3.7.

Other rights	Holders of Series [Property Address] Interests shall have no conversion, exchange, sinking fund, redemption or appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Series [Property Address] Interests.

Officers	There shall initially be no specific officers associated with Series [Property Address], although, the Managing Member may appoint Officers of Series [Property Address] from time to time, in its sole discretion.

Aggregate Ownership Limit	As stated in Section 1.1.

Minimum Interests	One (1) Interest per Member.

Fiscal Year	As stated in Section 8.2.

Information Reporting	As stated in Section 8.1(c).

Termination	As stated in Section 11.1(b).

Liquidation	As stated in Section 11.3.

Amendments to this Exhibit	As stated in Article XII.

SERIES [Property Address], A SERIES OF CASA SHARES ASSETS, LLC

By:	Casa Shares, Inc., the Series Manager

By:
Name:	Mirza Beg
Title:	Chief Executive Officer

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